Exhibit 99.2

CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2013 (unaudited) and December 31, 2012

(Amounts in thousands, except share and per share amounts)	As Of March 31, 2013	As Of December 31, 2012
Assets
Real estate investments, net	$1,541,969	$1,541,416
Loans held for investment, net	25,334	26,972
Commercial mortgage-backed securities	59,929	62,318
Cash and cash equivalents	71,869	30,177
Other assets	85,155	89,560
Total Assets	$1,784,256	$1,750,443
Liabilities and Equity
Mortgages on real estate investments	$1,020,207	$1,012,075
Credit agreements	57,009	67,655
Secured term loan	66,485	72,417
Convertible senior notes	19,210	19,210
Other long-term debt	30,930	30,930
Total Debt Obligations	1,193,841	1,202,287
Intangible liabilities on real estate investments	32,486	33,032
Accounts payable and other liabilities	25,294	27,926
Dividends and distributions payable	9,683	8,826
Total Liabilities	1,261,304	1,272,071
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 2,647,000 and 3,447,182 shares issued and outstanding, respectively	59,743	79,776
Series B cumulative redeemable preferred, liquidation preference $25.00 per share, 2,941,073 shares issued and outstanding	71,665	71,665
Series C cumulative redeemable preferred, liquidation preference $25.00 per share, 1,700,000 and 0 shares issued and outstanding, respectively	39,702	–
Common stock, $0.01 par value, 500,000,000 shares authorized, 79,454,301 and 73,658,045 shares issued and outstanding, respectively	795	737
Additional paid in capital	350,425	325,824
Accumulated other comprehensive loss	(399)	(666)
Total Stockholders' Equity	521,931	477,336
Non-controlling interest in consolidated subsidiaries	1,021	1,036
Total Equity	522,952	478,372
Total Liabilities and Equity	$1,784,256	$1,750,443

See notes to consolidated financial statements.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
(Amounts in thousands, except per share amounts)	2013	2012
Revenues:
Rental revenue	$35,299	$32,982
Interest income from loans and securities	1,911	2,013
Tenant reimbursements	5,990	3,832
Other revenue	152	159
Total revenues	43,352	38,986
Expenses:
Interest expense	16,297	16,978
Property expenses	9,073	6,418
General and administrative expenses	3,144	2,987
General and administrative expenses-stock based compensation	775	704
Depreciation and amortization expense on real property	12,026	11,814
Other expenses	–	16
Total expenses	41,315	38,917
Other gains:
Gain on investments	–	709
Gain on extinguishment of debt, net	–	2,012
Total other gains	–	2,721
Income from continuing operations	2,037	2,790
Loss from discontinued operations	–	(732)
Net income before non-controlling interest in consolidated subsidiaries	2,037	2,058
Non-controlling interest in consolidated subsidiaries	3	(1)
Net income	2,040	2,057
Dividends allocable to preferred shares	(3,538)	(1,627)
Net (loss) income allocable to common stockholders	$(1,498)	$430

Income (loss) per common share, basic:
Income (loss) from continuing operations	$(0.02)	$0.02
Discontinued operations	–	(0.01)
Net (loss) income per common share, basic	$(0.02)	$0.01
Weighted average common shares outstanding, basic	76,182	66,313
Income (loss) per common share, diluted:
Income (loss) from continuing operations	$(0.02)	$0.02
Discontinued operations	–	(0.01)
Net (loss) income per common share, diluted	$(0.02)	$0.01
Weighted average common shares outstanding, diluted	76,440	66,313
Dividends declared per common share	$0.0775	$0.065
Dividends declared per preferred A share	$0.50781	$0.50781
Dividends declared per preferred B share	$0.52344	$–
Dividends declared per preferred C share	$0.40278	$–

See notes to consolidated financial statements.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	For the Three Months Ended March 31,
(Amounts in thousands)	2013	2012

Net income before non-controlling interest in consolidated subsidiaries	$2,037	$2,058
Other comprehensive income:
Increase in fair value of securities available for sale	133	5,210
Reclassification of derivative items into earnings	134	53
Other comprehensive income	267	5,263
Comprehensive income	2,304	7,321
Comprehensive income attributable to non-controlling interests	(5)	(17)
Comprehensive income attributable to CapLease, Inc.	$2,299	$7,304

See notes to consolidated financial statements.

CapLease, Inc. and Subsidiaries
Consolidated Statement of Changes in Equity
(Unaudited)
(in thousands)

	Stockholders' Equity
	Preferred Stock	Common Stock at Par	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non-controlling Interest	Total Equity
Balance at December 31, 2012	$151,441	$737	$325,824	$(666)	$–	$1,036	$478,372
Incentive stock plan compensation expense	–	–	775	–	–	–	775
Incentive stock plan grants issued and forfeited	–	3	(3)	–	–	–	–
Net income	–	–	–	–	2,040	–	2,040
Non-controlling interest in consolidated subsidiaries	–	–	–	–	–	(3)	(3)
Issuance of common stock	–	57	32,631	–	–	–	32,688
Repurchase of common stock	–	(2)	(1,141)	–	–	–	(1,143)
Issuance of preferred stock	39,702	–	–	–		–	39,702
Repurchase of preferred stock	(20,033)	–	–	–		–	(20,033)
Dividends declared-preferred	–	–	(1,503)	–	(2,040)	–	(3,543)
Dividends declared-common	–	–	(6,158)	–	–	–	(6,158)
Distributions declared-operating partnership units	–	–	–	–	–	(12)	(12)
Increase in fair value of securities available for sale	–	–	–	133	–	–	133
Reclassification of derivative items into earnings (as interest expense)	–	–	–	134	–	–	134
Balance at March 31, 2013	$171,110	$795	$350,425	$(399)	$–	$1,021	$522,952

See notes to consolidated financial statements.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Three Months Ended March 31,
	2013	2012
Operating activities
Net income	$2,040	$2,057
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,998	12,120
Stock based compensation	775	704
Amortization of above and below market leases	(469)	(186)
(Gain) on investments	–	(709)
(Gain) on extinguishment of debt, net	–	(2,012)
Non-controlling interest in consolidated subsidiaries	(3)	1
Straight-lining of rents	3,121	13,097
Amortization of discounts/premiums, and origination fees/costs, net	(109)	(95)
Amortization of debt issuance costs, leasing commissions and fair market value of debt issued or assumed	703	487
Changes in operating assets and liabilities:
Other assets	1,125	(8,136)
Accounts payable and other liabilities	(2,923)	(1,398)
Net cash provided by operating activities	16,258	15,930
Investing activities
Principal received from borrowers	1,679	2,241
Repayments of commercial mortgage-backed securities	2,589	2,334
Real estate improvements, additions and construction in progress	(12,204)	(5,946)
Leasing commission costs	(75)	(1,279)
Purchases of furniture, fixtures, equipment and leasehold improvements	(422)	(6)
Net cash used in investing activities	(8,433)	(2,656)
Financing activities
Borrowings from mortgages on real estate investments	13,190	19,200
Repayments of mortgages on real estate investments	(5,014)	(32,444)
Repayments on credit agreements	(10,646)	(2,269)
Repayments on secured term loan	(5,932)	(5,061)
Debt issuance costs	(89)	(559)
Common stock issued, net of offering costs	32,688	–
Common stock repurchased	(1,143)	–
Preferred stock issued, net of offering costs	39,702	–
Preferred stock repurchased	(20,033)	–
Distributions to non-controlling interest	(12)	(10)
Dividends paid on common and preferred stock	(8,844)	(5,935)
Net cash provided by (used in) financing activities	33,867	(27,078)
Net increase (decrease) in cash and cash equivalents	41,692	(13,804)
Cash and cash equivalents at beginning of period	30,177	71,160
Cash and cash equivalents at end of period	$71,869	$57,356

Supplemental disclosure of cash flow information
Cash paid for interest expense	$15,857	$16,307
Capitalized interest on development properties	479	–
Distributions declared but not paid	12	10
Dividends declared but not paid	9,671	5,967

See notes to consolidated financial statements.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

1.	Organization and Business

CapLease, Inc. (“CapLease” and collectively with its majority-owned subsidiaries, the “Company”) is a real estate investment trust, or REIT, that primarily owns and manages a diversified portfolio of single tenant commercial real estate properties subject to long-term leases to high credit quality tenants. Many of the properties the Company owns are subject to a net lease, or a lease that requires the tenant to pay all or substantially all property operating expenses, such as utilities, real estate taxes, insurance and routine maintenance.

The Company’s tenants are primarily large public companies or their significant operating subsidiaries and governmental entities with investment grade credit ratings, defined as a published senior unsecured credit rating of BBB-/Baa3 or above from one or both of Standard & Poor’s (“S&P”) and Moody’s Investors Service (“Moody’s”). The Company also implies an investment grade credit rating for tenants that are not publicly rated by S&P or Moody’s but (i) are 100% owned by an investment grade parent, (ii) for which it has obtained a private investment grade rating from either S&P or Moody’s, (iii) for which it has evaluated the creditworthiness of the tenant and estimated a credit rating that is consistent with an investment grade rating from S&P or Moody’s, or (iv) are governmental entity branches or units of another investment grade rated governmental entity.

In addition to its portfolio of owned properties, the Company has a modest portfolio of first mortgage loans and other debt investments on single tenant properties.

The Company has invested in certain owned properties that are leased primarily but not exclusively by one tenant.  The Company has also invested in certain owned properties which were previously leased by one tenant but as a result of lease non-renewals have now become multi-tenant properties.  The Company expects these types of properties will continue to comprise a portion of its portfolio for the foreseeable future.

CapLease has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. As such, it will generally not be subject to federal income tax on that portion of its taxable income that is distributed to stockholders if it distributes at least 90% of its taxable income to its stockholders by prescribed dates and complies with various other requirements.

CapLease conducts its business through a variety of subsidiaries. CapLease owns most of its owned properties through its predecessor and operating partnership, Caplease, LP (the “Operating Partnership”). CapLease is the indirect sole general partner of, and owns approximately 99.8% of the common equity of, the Operating Partnership.

The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, certain information and footnote disclosures normally included in the financial statements prepared under GAAP have been condensed or omitted.  In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature.  The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.  These financial statements should be read in conjunction with the Company’s consolidated financial statements for the fiscal year ended December 31, 2012 and notes thereto, included in the Company’s Form 10-K filed with the SEC on February 21, 2013.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the assets, liabilities, and results of operations of the Company. Results of operations of properties acquired are included in the Consolidated Statements of Operations from the date of acquisition. All significant intercompany transactions, balances and accounts have been eliminated in consolidation.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

References in these financial statements to the Company’s carrying amount or value of an asset or liability means such asset’s or liability’s book value reported on the Company’s Consolidated Balance Sheet in accordance with GAAP.

Accounting for Real Estate

Real estate held for investment is carried on the Company’s Consolidated Balance Sheets at historical cost to the Company, less accumulated depreciation, amortization and impairment charges. Depreciation and amortization are determined by the straight-line method over the remaining estimated economic useful lives of the properties. The Company generally depreciates building and building improvements over periods not exceeding 40 years. Direct costs incurred in acquiring completed properties that meet the classification of a business for accounting purposes are charged to operations as incurred. Expenditures for maintenance and repairs of owned properties are also charged to operations as incurred. Significant renovations which extend the useful life of the properties are capitalized.

The Company reviews its owned real properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The evaluation includes estimating and reviewing anticipated future undiscounted cash flows to be derived from the asset. If such cash flows are less than the asset’s net carrying value, an impairment charge is recognized to earnings to the extent by which the asset’s carrying value exceeds the estimated fair value. Estimating future cash flows is highly subjective and includes an evaluation of factors such as the anticipated cash flows from the property, which may include rent from current leases in place and projected future leases, estimated capital expenditures, and an estimate of proceeds to be realized upon sale of the property. The Company’s estimates could differ materially from actual results. The Company has determined that the significant inputs used to evaluate its owned properties for impairment primarily rely on Level 3 inputs in accordance with the fair value measurement topic in the applicable accounting guidance as described in Note 7 below. The Company did not recognize any impairment losses on long-lived assets during either of the quarters ended March 31, 2013 or March 31, 2012.

Assets and liabilities of properties that meet various held for sale criteria, including that it is probable that a sale will occur within 12 months, are presented separately in the Consolidated Balance Sheets, with assets and liabilities being separately stated. The operating results of properties held for sale and those that have been sold are reflected as discontinued operations in the Consolidated Statements of Operations. Properties that the Company has determined to classify as held for sale are also required to be simultaneously reviewed for impairment and carried on the Company’s Consolidated Balance Sheets at the lower of net carrying value or estimated fair value.

The Company is required under GAAP to allocate the purchase price of rental real estate acquired to the following based on estimated fair values on the acquisition date:

•	acquired tangible assets, consisting of land, building and improvements; and

•	identified intangible assets and liabilities, consisting of above-market and below-market leases, in-place leases and tenant relationships.

The fair value of tangible and intangible assets acquired is considered to be a Level 3 input in accordance with the fair value measurement topic in the applicable accounting guidance as described in Note 7 below.  In estimating the fair value of the tangible and intangible assets acquired, the Company considers information obtained about each property as a result of its due diligence activities and other market data, and utilizes various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of replacement costs, and available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant (the “dark value”).

Above-market and below-market lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease. Fair market lease rates are measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market rate renewal options for below-market leases. In computing present value, the Company considers the costs which would need to be invested to achieve the fair market lease rates. The Company uses a discount rate which reflects the risks associated with the leases acquired. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining term of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market renewal options of the respective leases.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

Other intangible assets acquired include amounts for in-place lease values and tenant relationship values which are based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the respective tenant. Factors considered by management in its analysis of in-place lease values include estimates of the dark value of the property, carrying costs during the hypothetical expected time it would take management to find a tenant to lease the space for the existing lease term (a “lease-up period”) considering current market conditions, and costs to execute similar leases. Management estimates carrying costs, including such factors as real estate taxes, insurance and other operating expenses during the expected lease-up period, considering current market conditions and costs to execute similar leases. In estimating costs to execute similar leases, management considers leasing commissions and other related expenses. Characteristics considered by management in estimating the value of tenant relationships include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals. The value of in-place leases is amortized as a component of depreciation expense over the remaining initial terms of the respective leases. The value of tenant relationship intangibles, if any, is amortized as a component of depreciation expense over the anticipated life of the relationships. Through March 31, 2013, the Company has assigned no value to tenant relationships on any of its acquisitions.

For property acquisitions where the Company assumes existing mortgage debt, the debt is recorded at its estimated fair value, based on management’s estimate of current borrowing rates available for comparable financing. The Company amortizes any discount or premium as part of interest expense on the related debt using the effective interest method.

Development Activities

Project costs and expenses, which include interest expense, associated with the development, construction and lease-up of a real estate project are capitalized as construction in progress.  Once the development and construction of the building is substantially completed, the amounts capitalized to construction in progress are transferred to (i) land and (ii) buildings and improvements.  As required by GAAP, the Company computes interest expense on the full amount it has invested in the project, whether or not such investment is externally financed.

Loan Investments

The Company classifies its loans as long-term investments, as its strategy is to hold the loans for the foreseeable future or until maturity.  Loan investments are carried on the Company's Consolidated Balance Sheet at amortized cost (unpaid principal balance adjusted for unearned discount or premium and loan origination fees), net of any allowance for loan losses.  Unearned discounts or premiums and loan origination fees are amortized as a component of interest income using the effective interest method over the life of the loan.

From time to time, the Company may determine to sell a loan in which case it must reclassify the asset as held for sale.  Loans held for sale are carried at lower of cost or estimated fair value.  The Company did not sell any of its loan investments during the quarters ended March 31, 2013 and March 31, 2012, and, as of March 31, 2013, the Company has not classified any of its loans as held for sale.

The Company evaluates its loan investments for possible impairment on a quarterly basis.  The Company’s impairment analysis includes both a general reserve component and an asset-specific component.  The general reserve component covers performing loans and in accordance with relevant accounting guidance an allowance for loan losses is recorded when (i) available information as of each balance sheet date indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated.  Actual loan losses are then charged against the allowance when management believes that uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.  Significant judgment is required in determining reserve balances for the performing loan portfolio, including estimates of the likelihood of default and lease rejection given the credit characteristics of the tenant, and estimates of stressed collateral values and potential bankruptcy claim recoveries.  These estimates are highly subjective and could differ materially from actual results.  As of March 31, 2013, the Company has a general loan loss reserve of $500.  See Note 4.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

The asset-specific component of the loan loss impairment analysis relates to specific loans where the Company has deemed it probable that it will not be able to collect all amounts due according to the contractual terms of the loan.  Any resulting loan specific loss is measured based on the present value of expected future cash flows from the loan or the fair value of the loan collateral, if the loan is collateral dependent.  Significant judgment is required in determining any resulting loan specific loss, including factors such as the status of the loans (i.e., current or actual or expected payment or other defaults), the credit quality of the underlying tenants, the present value of expected future cash flows on the loans, the fair value of any collateral, and the amount and status of any senior debt.  These estimates are highly subjective and could differ materially from actual results.  The Company’s accounting policy is to continue to accrue interest income on specific impaired loans as long as it concludes it is likely to collect it.  As of March 31, 2013, the Company did not have any asset-specific loan loss reserves.

Commercial Mortgage-Backed Securities

The Company classifies all of its securities investments as “available for sale” for financial accounting purposes.  Under GAAP, securities classified as “available for sale” are carried on the Consolidated Balance Sheet at fair value with the net unrealized gains or losses included in Accumulated Other Comprehensive Income (Loss), a component of Stockholders’ Equity on the Company’s Consolidated Balance Sheet.

Any premiums or discounts on securities are amortized as a component of interest income using the effective interest method.

The Company estimates fair value on all securities investments quarterly based on a variety of inputs. Under applicable accounting guidance, securities where the fair value is less than the Company’s cost are deemed “impaired,” and, therefore, must be measured for “other-than-temporary impairment.” If an impaired security (i.e., fair value below cost) is intended to be sold or required to be sold prior to expected recovery of the impairment loss, the full amount of the loss must be charged to earnings as other-than-temporary impairment. Otherwise, impairment losses on the security must be further analyzed for separation into two categories: (i) credit losses and (ii) losses due to factors other than credit. The portion which is considered credit loss is charged to earnings as other-than-temporary impairment. The portion which is due to other factors is not charged to earnings. Also, if the security is classified as available for sale, the non-credit portion of the impairment loss is charged to other comprehensive income (loss), a component of equity on the Company’s Consolidated Balance Sheet.

In estimating credit or other-than-temporary impairment losses, management considers a variety of factors including (1) the financial condition and near-term prospects of the credit, including credit rating of the security and the underlying tenant and an estimate of the likelihood, amount and expected timing of any default, (2) whether the Company expects to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value, (3) the length of time and the extent to which the fair value has been below cost, (4) current market conditions, (5) expected cash flows from the underlying collateral and an estimate of underlying collateral values, and (6) subordination levels within the securitization pool.  These estimates are highly subjective and could differ materially from actual results.  The Company had no other-than-temporary impairment losses on securities charged to the Statement of Operations during each of the quarters ended March 31, 2013 and March 31, 2012.

Deferred Fees and Costs

In connection with its leasing efforts, the Company may incur primarily two types of costs: (i) allowances paid to the tenant or on its behalf for the construction of leasehold improvements, or tenant improvement allowances, and (ii) commissions paid to leasing brokers, or leasing commissions.  Tenant improvement allowances are initially capitalized as part of “Construction in progress” and then transferred to “Building and improvements” at completion and depreciated on a straight-line basis over periods not exceeding 40 years.  Leasing commissions are capitalized as “Deferred leasing costs” (a component of “Other assets” on the Company’s Consolidated Balance Sheet) and amortized on a straight-line basis over the term of the related lease.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

In accordance with applicable accounting guidance, the Company defers the recognition of fees and expenses associated with the origination of its loans held for investment.  These items include lender fee income, rate lock income, direct loan origination costs, certain legal expenses, insurance costs, rating agency fees and certain other expenses.  Net deferred fees and costs are presented as an offset to the carrying amount of loans held for investment on the Company’s Consolidated Balance Sheet and are recognized as an adjustment to the effective yield over the life of the related asset.

The Company also defers the recognition of expenses associated with the issuance of its debt obligations.  These items include placement fees, lender fees, legal expenses, broker fees and certain other expenses.  Deferred debt issuance costs are presented as a component of “Other assets” on the Company’s Consolidated Balance Sheet and are recognized as an adjustment to the effective financing rate over the term of the related debt obligation.  Upon the retirement of the related debt obligation, any unamortized debt issuance costs are charged off as a component of gain or loss on extinguishment of debt.

Costs incurred in connection with debt obligations that have been modified or restructured are subject to the provisions of FASB ASC 470-50, Debt -- Modification and Extinguishment.  If the terms of the modified debt instrument are deemed to be substantially different (i.e., a 10 percent or greater difference in the present value of cash flows between instruments), the original debt is deemed extinguished and all unamortized financing costs associated with the extinguished debt are charged to earnings in the current period. If the cash flows are deemed to be not substantially different, the original debt is deemed modified and the unamortized financing costs and any additional costs between the borrower and lender in connection with the modification are capitalized and amortized into interest expense over the remaining term of the related debt instrument, and other related costs of the modification are expensed.

Risk Management Transactions

The Company may enter into risk management transactions as part of its overall portfolio financing strategy.  These transactions are intended to manage the Company’s exposure to changes in interest rates associated with its present or expected future debt obligations.  As of March 31, 2013, the Company was not a party to any risk management transactions.  It has been party to risk management transactions in the past and these transactions impact the Company’s current results through amortization of the effective portion under GAAP of the realized gains and losses on these transactions into interest expense on the Company’s Consolidated Statements of Operations.  See Note 12.

Cash and Cash Equivalents

The Company defines cash equivalents as highly liquid investments purchased with maturities of three months or less at date of purchase.  From time to time, the Company’s account balance held at financial institutions exceeds Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to the balance on deposit in excess of FDIC insurance coverage.  The Company believes that the risk of loss is not significant.

Revenue Recognition

The Company recognizes rental revenue on real estate on a straight-line basis over the non-cancelable term of the lease.  The excess of straight-line rents over base rents under the lease is included in “Accrued rental income” on the Company’s Consolidated Balance Sheet and any excess of base rents over the straight-line amount is included as “Deferred rental income” on the Company’s Consolidated Balance Sheet.  The Company’s leases also generally require the tenants to pay directly or reimburse the Company for occupancy and operating costs of the properties, or in certain cases reimburse the Company for increases in certain operating costs and real estate taxes above their base year costs.  The Company recognizes such income in the period the related expenses are incurred.

Interest income from loans, securities, and structuring fees receivable is recognized on the accrual basis of accounting.  Interest income from securities (including interest-only strips) is recognized over the life of the investment using the effective interest method.  The cost basis of interest-only strips is adjusted to reflect any prepayments from underlying assets, using the initial yield-to-maturity at the purchase date.  The Company has adopted the cost-recovery method, in which all receipts are applied to reduce the Company’s cost basis, on a limited number of its securities investments.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

On occasion, the Company may consider a loan to be non-performing and place the loan on non-accrual status when there is sufficient doubt as to the ultimate ability to collect interest on the loan. While on non-accrual status, the loan is accounted for on either a cash basis, in which case interest income is recognized only upon actual receipt, or on a cost-recovery basis based upon management’s judgment as to the collectibility of the investment.

Income Taxes

CapLease has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes.  As such, it will generally not be subject to federal income tax on that portion of its taxable income that is distributed to stockholders if it distributes at least 90% of its taxable income to its stockholders by prescribed dates and complies with various other requirements.  From time to time, the Company may conduct a portion of its business through a taxable REIT subsidiary (“TRS”), and the income from the activities of the TRS is subject to federal and state taxation at the applicable corporate rates.

Earnings per Share

As required by GAAP, the Company presents both basic and diluted earnings per share (“EPS”).  Basic EPS excludes dilution and is computed by dividing net income (loss) allocable to common stockholders by the weighted average number of shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower EPS amount.  For the 2013 period, the Company’s computation of diluted EPS includes 257,800 shares of common stock which reflect the Company’s estimate of the number of shares that may be paid to employees on or about January 2016, pursuant to performance share unit awards made during March 2013.  See Note 15 below.  The Company’s computation of diluted earnings per share does not include shares of common stock that may be issued in the future upon conversion of the convertible senior notes issued in October 2007, as the impact would not be dilutive.  The number of weighted average common shares not included was 1,697,595 for the three months ended March 31, 2013, and 3,093,759 for the three months ended March 31, 2012.

The following summarizes the Company’s EPS computations for the three months ended March 31, 2013 and March 31, 2012 (in thousands, except per share amounts):

	For the three months ended March 31,
	2013	2012
Net (loss) income allocable to common stockholders	$(1,498)	$430
Weighted average number of common shares outstanding, basic	76,182	66,313
Weighted average number of common shares outstanding, diluted	76,440	66,313
Net (loss) income per share, basic	$(0.02)	$0.01
Net (loss) income per share, diluted	$(0.02)	$0.01
Non-vested shares included in weighted average number of shares outstanding above	1,137	1,571

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends various sections of Accounting Standards Codification (“ASC”) 820 and changes the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements in order to improve consistency in the application and description of fair value between U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 clarifies how the concepts of highest and best use and valuation premise in a fair value measurement are relevant only when measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets or of liabilities. In addition, the guidance expanded the disclosures for the unobservable inputs for Level 3 fair value measurements, requiring quantitative information to be disclosed related to (1) the valuation processes used, (2) the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, and (3) use of a nonfinancial asset in a way that differs from the asset’s highest and best use. The revised guidance is effective for interim and annual periods beginning after December 15, 2011 and early application by public entities is prohibited. ASU 2011-04 is to be applied prospectively. The Company’s adoption of this ASU for the reporting period ended March 31, 2012, as required, did not have a material effect on the Company’s consolidated financial statements.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

In June 2011, the FASB issued new accounting guidance ASU 2011-05, Presentation of Comprehensive Income, which amends various sections of ASC 220 and allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively. For public entities, the amendments in ASU 2011-05 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company elected early adoption of this ASU for the reporting period ended December 31, 2011, as permitted by the ASU. The Company’s adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In December 2011, the FASB issued new accounting guidance ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standard Update No. 2011-05, which amends various sections of ASC 220-10. The amended sections indefinitely defer the effective date of the presentation of reclassification adjustments out of accumulated other comprehensive income on the components of net income and other comprehensive income, which ASU 2011-05 would require.  All other requirements of ASU 2011-05 are unaffected by this new guidance. For public entities, the amendments in ASU 2011-12 are effective concurrent with ASU 2011-05, for fiscal years and interim periods within those years, beginning after December 15, 2011. The Company elected to adopt this ASU for the reporting period ended December 31, 2011, as it is required to be adopted concurrently with ASU 2011-05. The Company’s adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In December 2011, the FASB issued new accounting guidance ASU No. 2011-11, Balance Sheet (ASC Topic 210): Disclosures about Offsetting Assets and Liabilities.  ASU No. 2011-11 creates new disclosure requirements about the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments.  The changes to the ASC as a result of this update are effective for periods beginning on or after January 1, 2013 (January 1, 2013 for the Company) and must be shown retrospectively for all comparative periods presented.  The Company’s adoption of this ASU for the reporting period ended March 31, 2013, as required, did not have a material effect on the Company’s consolidated financial statements.

In December 2011, the FASB issued new accounting guidance ASU No. 2011-10, Derecognition of in Substance Real Estate – a Scope Clarification, which amends ASC Topic 360, Property, Plant and Equipment.  ASU No. 2011-10 states that when an investor ceases to have a controlling financial interest in an entity that is in-substance real estate as a result of a default on the entity’s nonrecourse debt, the investor should apply the guidance under ASC Subtopic 360-20, Property, Plant and Equipment – Real Estate Sales to determine whether to derecognize the entity’s assets (including real estate) and liabilities (including the nonrecourse debt).  The changes to the ASC as a result of this update are effective prospectively for deconsolidation events occurring during fiscal years, and interim periods within those years, beginning on or after June 15, 2012 (January 1, 2013 for the Company).  The Company’s adoption of this ASU for the reporting period ended March 31, 2013, as required, did not have a material effect on the Company’s consolidated financial statements.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

In July 2012, the FASB issued new accounting guidance ASU 2012-02, Intangibles - Goodwill and Other (Topic 250): Testing Indefinite-Lived Intangible Assets for Impairment, which amends various sections of ASC 350.  The amendments update guidance with respect to annual impairment testing of indefinite-lived intangible assets.  The standards update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, and early adoption is permitted.  The Company’s adoption of this ASU for the reporting period ended March 31, 2013, as required, did not have a material effect on the Company’s consolidated financial statements.

In February 2013, the FASB issued new accounting guidance ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, an amendment to FASB ASC Topic 220. ASU No. 2013-02 requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present either on the face of the statement of operations or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This ASU is effective prospectively for fiscal and interim periods beginning after December 15, 2012. The Company’s adoption of this ASU for the reporting period ended March 31, 2013, as required, did not have a material effect on the Company’s consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current presentation.  There was no effect on net income (loss) or equity related to these reclassifications.

3.	Real Estate Investments

Real estate held for investment and related intangible liabilities consisted of the following at March 31, 2013 and December 31, 2012:

	Mar 31, 2013	Dec 31, 2012
	Unaudited
Real estate investments:
Land	$223,544	$219,059
Building and improvements	1,452,218	1,410,767
Construction in progress, land	1,521	5,635
Construction in progress, building and improvements	17,788	47,113
Intangible assets	171,393	171,393
Less: Accumulated depreciation and amortization	(324,495)	(312,551)
Real estate investments, net	$1,541,969	$1,541,416
Intangible liabilities on real estate investments:
Intangible liabilities	$47,908	$47,908
Less: Accumulated amortization	(15,422)	(14,876)
Intangible liabilities on real estate investments, net	$32,486	$33,032

The Company did not make any real estate acquisitions during the quarter ended March 31, 2013 except that it continued to fund the construction of the build-to-suit projects for Cimarex Energy Co. and Vitamin Shoppe Inc. described below.

Lease Extension

During the quarter ended March 31, 2013, Bob’s Stores, LLC, the sole tenant at the Company’s 88,420 square foot retail property located in Randolph, Massachusetts, exercised its right to extend the lease for five additional years, until January 31, 2019.  The lease extension commences February 1, 2014 and the rental rate is $9.76 per square foot.  The tenant’s obligations under the foregoing lease are guaranteed by various subsidiaries of CVS Caremark Corporation.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

Development Activities

During August 2012, the Company entered into an agreement to construct a distribution warehouse on a build-to-suit basis for Vitamin Shoppe Industries, Inc. with an estimated total investment of $21,698.  Construction activity and funding of the project commenced during the third quarter of 2012.  The Company will fund all of the project costs from cash on hand and other sources of available liquidity.

During July 2011, the Company entered into a joint venture that is developing a 17 story office building in Tulsa, OK primarily on a build-to-suit basis for Cimarex Energy Co. with an estimated total investment of $55,000.  Construction activity and funding of the project commenced during the third quarter of 2011, and was substantially completed during the quarter ended March 31, 2013.  During the quarter ended March 31, 2013, the Company’s investment in the Cimarex project was transferred from construction in progress among (i) land and (ii) buildings and improvements.

The table below details the Company’s investment in the above development project as of March 31, 2013.  The information included in the table below represents management’s estimates and expectations at March 31, 2013 which are subject to change.  The Company’s disclosures regarding certain projections or estimates of completion dates may not reflect actual results.

Location	Tenant	Property Type	Approximate Square Feet	Lease Term (years)	Investment through 3/31/13	Estimated Remaining Investment	Estimated Total Investment	Estimated Completion Date
Ashland, VA	Vitamin Shoppe Industries, Inc.	Warehouse	312,000	15(1)	$19,682	$2,140	$21,698	Q2 2013

(1)	The lease is in force and rent and the 15 year lease term will commence upon substantial completion of the building and the satisfaction of certain other conditions.

The amount of the “Investment” as of March 31, 2013, includes $4,553 of accrued construction sosts and retainage, and capitalized interest of $124.  Capitalized interest is comprised of imputed interest on equity funded by the Company in accordance with GAAP.  The “Estimated Remaining Investment” and “Estimated Total Investment” are based on the project budget and therefore do not include any amount of imputed interest under GAAP.

Straight-Line Rent Adjustment

As described under “Revenue Recognition” in Note 2 above, the Company recognizes rental revenue from its owned properties on a straight-line basis as required by relevant accounting guidance. The impact of the straight-line rent adjustment on rental revenue is recorded on the Company’s Consolidated Balance Sheet through accrued rental income and deferred rental income. Amounts for accrued rental income and deferred rental income as of March 31, 2013 and December 31, 2012, were as follows:

	Mar 31, 2013	Dec 31, 2012
	Unaudited
Accrued Rental Income	$32,023	$35,144
Deferred Rental Income	-	-

Accrued rental income is included in “Other assets” on the Company’s Consolidated Balance Sheet.  See Note 8. Deferred rental income is included in “Accounts payable and other liabilities” on the Company’s Consolidated Balance Sheet.  See Note 11.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

Depreciation and Amortization Expense

Depreciation expense and amortization of intangible assets and liabilities on real estate investments for the three months ended March 31, 2013 and March 31, 2012, were as follows:

	For the three months ended March 31,
	2013	2012
Depreciation on real estate (included in depreciation and amortization expense)	$8,995	$8,104
Amortization of in-place leases (included in depreciation and amortization expense)	2,872	3,620
Amortization of above-market leases (included as a reduction of rental revenue)	77	361
Amortization of below-market leases (included as an increase to rental revenue)	547	547

As of March 31, 2013, the Company’s weighted average amortization period on intangible assets was 7.5 years, and the weighted average amortization period on intangible liabilities was 25.1 years.

Scheduled amortization on existing intangible assets and liabilities on real estate investments as of March 31, 2013, was as follows:

	Intangible Assets	Intangible Liabilities
9 months ending December 31, 2013	$8,346	$1,504
2014	10,938	1,954
2015	10,278	1,678
2016	8,692	1,614
2017	5,982	1,431
Thereafter	20,740	24,305
Total	$64,977	$32,486

Owned Property Investment and Financing Strategy

Nearly all of the Company’s owned properties are subject to financing and have been pledged as collateral to the Company’s lender that has provided the applicable financing.  Many of these properties are owned and financed on a long-term basis with fixed rate, non-recourse debt.  Each property is owned through a separate and distinct special purpose entity, or SPE, with the property and the related lease or leases on the property generally representing the sole assets of the SPE and the sole collateral available to the Company’s lender in the event the Company defaults on the debt that finances the property. Also see Note 9.  Certain of the Company’s owned properties are pledged to Wells Fargo Bank, N.A., as lender under the revolving credit agreement described at Note 9, to secure the Company’s borrowings from time to time outstanding thereunder.  These properties are otherwise unencumbered and the related debt can be repaid and the lender’s lien released at any time without payment of a penalty or premium to the lender.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

4.	Loans Held for Investment

Loans held for investment at March 31, 2013 and December 31, 2012, are summarized in the following table.  These investments consist predominantly of mortgage loans on properties subject to leases to investment grade tenants.  As of March 31, 2013, the weighted average credit rating of the underlying tenants was BBB+ from Standard & Poor’s.  As of March 31, 2013, none of the Company’s loans held for investment were on non-accrual status or past due 90 days or more.

	Mar 31, 2013	Dec 31, 2012
	Unaudited
Principal	$29,654	$31,329
Discount	(3,761)	(3,797)
Cost basis	25,893	27,532
Allowance for loan losses	(500)	(500)
Carrying amount of loans	25,393	27,032
Deferred origination fees, net	(59)	(60)
Total	$25,334	$26,972

As of each of March 31, 2013 and December 31, 2012, the Company’s loan investments carried interest rates ranging from 5.28% to 9.32%.  At March 31, 2013 and December 31, 2012, the weighted average effective interest rate on the Company’s loan investments, as measured against its cost basis, was 6.7% and 6.9%, respectively.

The Company’s loan portfolio is comprised primarily of fully amortizing or nearly fully amortizing first mortgage loans on commercial real estate leased to a single tenant.  Payments of debt service on the Company’s loans is, in substantially all cases, funded directly by rent payments paid into a lockbox account by the underlying tenant.  Therefore, the Company’s monitoring of the credit quality of its loans held for investment is focused primarily on an analysis of the tenant, including review of tenant credit ratings (including changes in ratings) and other measures of tenant credit quality, trends in the tenant’s industry and general economic conditions, and an analysis of measures of collateral coverage, such as an estimate of the loan’s loan-to-value (LTV) ratio (principal amount outstanding divided by estimated value of the property) and its remaining term until maturity.

The following table is a summary of the Company’s loans held for investment by credit category with the credit ratings of the underlying tenants presented as of each applicable balance sheet date:

	Carry Value
Credit rating (1)	3/31/13	12/31/12
	(unaudited)
Investment grade rating of A- or A3 and above	$5,282	$5,301
Investment grade rating of below A- or A3	19,556	19,761
Non-investment grade rating	1,055	2,470
General loan loss reserve	(500)	(500)
	$25,393	$27,032

(1)	Reflects the underlying tenant's or lease guarantor's actual or implied senior unsecured credit rating from S&P or equivalent rating if rated only by Moody's.

As of March 31, 2013, the Company has a general loan loss reserve of $500, reflecting management’s estimate of losses that have probably occurred in its mortgage loan portfolio.  The loan loss reserve was established at December 31, 2008, and to date the Company has not had any actual losses charged against the allowance.

During the quarter ended March 31, 2012, the Company received net proceeds of $709 in satisfaction of the outstanding balance of its loan to the franchise lending venture.  The amount received is included in “Gain (loss) on investments, net” in the Company’s Consolidated Statements of Operations.  The Company previously recorded aggregate losses of $1,432 related to this investment, including $444 during the quarter ended June 30, 2009 and $988 during the quarter ended June 30, 2011.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

5.	Commercial Mortgage-Backed Securities

As of March 31, 2013, the Company classifies all of its commercial mortgage-backed securities as “available for sale” for financial accounting purposes and carries those securities on the Consolidated Balance Sheet at fair value with the net unrealized gains or losses included in Accumulated Other Comprehensive Income (Loss), a component of Stockholders’ Equity on the Company’s Consolidated Balance Sheet.

A detailed schedule of the Company’s securities investments at each of March 31, 2013 and December 31, 2012 follows:

	Face Amount (1)		Cost Basis		Fair Value
Description	Mar 31, 2013	Dec 31, 2012	Mar 31, 2013	Dec 31, 2012	Mar 31, 2013	Dec 31, 2012
	Unaudited		Unaudited		Unaudited
Certificated Mortgage Loan (with Alcatel-Lucent USA Inc. as tenant in Highlands Ranch, CO) (rated B)	$22,286	$23,487	$22,520	$23,741	$19,943	$21,675
Certificated Mortgage Loan (with CVS Corporation as tenant / multi-property) (rated BBB+)	16,047	16,216	16,047	16,216	18,663	18,689
Certificated Mortgage Loan (with Koninklijke Ahold, N.V. as tenant / multi-property) (rated BBB)	5,687	6,546	5,747	6,616	6,485	7,534
BACM 2006-4, Class H (rated D)	4,000	4,000	–	–	60	60
BACMS 2002-2, Class V-1 (7-Eleven, Inc.) (rated AA-)	729	714	644	625	644	625
BACMS 2002-2, Class V-2 (Sterling Jewelers) (not rated)	1,113	1,090	961	933	962	935
CALFS 1997-CTL1, Class D (rated B-)	2,394	2,550	2,393	2,550	2,286	2,423
CMLBC 2001-CMLB-1, Class H (rated B-)	11,907	11,907	7,371	7,321	6,549	5,954
CMLBC 2001-CMLB-1, Class J (rated D)	6,383	6,383	264	362	1,213	1,213
NLFC 1999-LTL-1, Class X (IO) (rated AAA)	3,369	3,474	3,369	3,474	3,125	3,210
Total	$73,916	$76,368	$59,316	$61,838	$59,929	$62,318

(1)	Reflects face amount, or, in the case of the NLFC 1999-LTL-1 Class X (IO) bond, amortized cost.

All credit ratings in the above table are as of March 31, 2013.

The Company evaluated each of its securities for other-than-temporary impairment at March 31, 2013, and determined that no other-than-temporary impairment charges on its securities were appropriate.

Unrealized gains and losses on securities at March 31, 2013 and December 31, 2012, included as a component of Accumulated Other Comprehensive Income (Loss) on the Company’s Consolidated Balance Sheet, consisted of the following, and did not include any other-than-temporary impairment charges:

	Mar 31, 2013	Dec 31, 2012
	Unaudited
Unrealized gains on securities available for sale	$4,362	$4,304
Unrealized losses on securities available for sale	(3,749)	(3,824)

The following table summarizes the Company’s securities in an unrealized loss position as of March 31, 2013.

	Aggregate Fair Value	Aggregate Unrealized Loss	Number of Securities
In unrealized loss position less than 12 consecutive months	$3,125	$244	1
In unrealized loss position 12 or more consecutive months	$28,779	$3,505	3

Credit ratings on the 3 securities in a continuous unrealized loss position for more than 12 months as of March 31, 2013, range from  B  to  B-  with a weighted average of  B  and those securities have a weighted average maturity of approximately 6.3 years.  The Company believes that none of the unrealized losses on investment securities are other-than-temporary because management expects the Company will receive all contractual principal and interest related to these investments. In addition, the Company did not have the intent to sell the securities or believe it would be required to sell them as of March 31, 2013.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

At March 31, 2013 and December 31, 2012, the weighted average effective interest rate (yield to maturity on adjusted cost basis) on securities was approximately 8.5% and 8.4%, respectively.

6.	Assets Sold and Discontinued Operations

The Company did not sell any assets during either of the quarters ended March 31, 2013, or March 31, 2012, and has not classified any assets as held for sale as of March 31, 2013.

Income (loss) from discontinued operations for the quarter ended March 31, 2012, is comprised of the operating results of the office building the Company previously owned in Johnston, RI which it sold during June 2012.

7.	Fair Value

The Company is required to disclose fair value information about all of its financial instruments (as defined under prevailing accounting guidance), whether or not these instruments are measured at fair value on the Company’s Consolidated Balance Sheet.  Under such guidance, substantially all of the Company’s assets and liabilities other than its owned property investments are classified as financial instruments.

The Company estimates that the fair values of cash and cash equivalents, other assets, accounts payable and other liabilities, and dividends and distributions payable approximate their carrying values due to the short-term maturities of these items.

The carrying amounts, notional or face amounts and estimated fair values of the Company’s other financial instruments (as defined under GAAP) at March 31, 2013 and December 31, 2012, are as follows:

	Carrying Amount		Notional Amount		Estimated Fair Value
	3/31/2013	12/31/2012	3/31/2013	12/31/2012	3/31/2013	12/31/2012
	Unaudited		Unaudited		Unaudited
Assets:
Loans held for investment	$25,393	$27,032	$29,654	$31,329	$29,387	$31,303
Commercial mortgage-backed securities	59,929	62,318	73,916	76,368	59,929	62,318
Liabilities:
Mortgages on real estate investments	$1,020,207	$1,012,075	$1,018,931	$1,010,754	$1,085,653	$1,072,963
Credit agreements	57,009	67,655	57,009	67,655	57,009	67,655
Secured term loan	66,485	72,417	66,485	72,417	63,122	68,750
Convertible senior notes	19,210	19,210	19,210	19,210	19,205	19,202
Other long-term debt	30,930	30,930	30,930	30,930	26,757	29,736

The fair values indicated above are indicative of the interest rate and credit spread environment as of March 31, 2013 and December 31, 2012, respectively, and may not take into consideration the effects of subsequent changes in interest rates, credit spreads and ratings of the underlying tenants on the related leases.  The methodologies used and key assumptions made to estimate fair values are as follows:

Loans held for investment— The fair value of the Company’s fixed-rate loan portfolio is estimated with a discounted cash flow analysis, utilizing scheduled cash flows and discount rates estimated by management to approximate those that a willing buyer and seller might use.

Commercial mortgage-backed securities— The fair values of the securities reflect management’s best estimate and require a considerable amount of judgment and assumptions. Management evaluates a variety of inputs and then estimates fair value based on those inputs. The primary inputs evaluated by management are broker quotations, collateral values, subordination levels, and liquidity of the security.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

Credit agreements— Management believes that the stated interest rate (which floats based on short-term interest rates) approximates market rates (when compared to similar credit facilities with similar credit risk). As such, the fair value of these obligations is estimated to be equal to the outstanding principal amount.

Mortgages on real estate investments and secured term loan — The fair value of mortgages payable on real estate investments and the secured term loan is estimated using a discounted cash flow analysis, based on management’s estimates of market interest rates. For mortgages where the Company has an early prepayment right, management also considers the prepayment amount to evaluate the fair value.

Convertible senior notes —The fair value is estimated using a discounted cash flow analysis, based on management’s estimates of market interest rates, and indications of market yields, where available.

Other long-term debt— The fair value of the Company’s other long-term debt is estimated using a discounted cash flow analysis, based on management’s estimates of market interest rates.

On January 1, 2008, the Company adopted accounting guidance (codified at FASB ASC 820) that defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The guidance does not impose any new requirements around which assets and liabilities are to be measured at fair value, and instead applies to asset and liability balances required or permitted to be measured at fair value under existing accounting pronouncements.

The guidance applies principally to the Company’s securities investments, all of which are classified as available for sale for accounting purposes and, as such, are measured at fair value on a recurring basis on the Company’s financial statements.

FASB ASC 820 establishes a valuation hierarchy based on the transparency of inputs used in the valuation of an asset or liability. Classification is based on the lowest level of inputs that is significant to the fair value measurement. The valuation hierarchy contains three levels:

•
Level 1 – Quoted prices are available in active markets for identical assets or liabilities at the reporting date. As of March 31, 2013, the Company has not classified any of its securities as Level 1.

•
Level 2 – Pricing inputs other than quoted prices included within Level 1 that are observable for substantially the full term of the asset or liability. Level 2 assets include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable, such as models or other valuation methodologies. As of March 31, 2013, the Company has classified two certificated mortgage loans (one with CVS Corporation as underlying tenant and the other with Koninklijke Ahold, N.V. as underlying tenant), as well as its sole remaining generic commercial mortgage-backed security investment (BACM 2006-4, Class H), as Level 2.

•
Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. These valuations require a considerable amount of judgment and assumptions. As of March 31, 2013, the Company has classified all of its securities that are backed primarily by single tenant loan collateral, other than the CVS and Ahold backed certificated loans discussed above, as Level 3. The valuation technique utilized by management is a discounted cash flow analysis.  Management evaluates a variety of inputs to estimate the applicable discount rate.  The primary inputs evaluated by management in estimating the discount rate are broker quotations (observable), collateral values (observable), subordination levels (observable), and liquidity of the security (unobservable). These inputs are the factors employed by management and to its knowledge other parties in determining where to price actual transactions. The Company’s securities available for sale that are classified as Level 3 are unique in that in most cases the Company owns the entire bond class.  As a result, the broker quotes obtained by the Company reflect expected pricing rather than actual trades and may also reflect transactions in inactive markets.  Therefore, the Company believes Level 3 is the appropriate classification in the fair value hierarchy for the Company’s available for sale securities.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

The table below presents the fair value of the Company’s securities as of March 31, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at March 31,2013
Assets
Securities available for sale	$–	$25,207	$34,722	$59,929

A 50 basis point (or 0.50%) change in the discount rate utilized to estimate fair value would result in a change in the fair value of securities that are classified as Level 3 of approximately $725 as of March 31, 2013.

The following table summarizes the change in the fair value for Level 3 items for the quarters ended March 31, 2013 and March 31, 2012:

	Three months ended March 31,
Securities available for sale	2013	2012
Beginning balance	$36,034	$32,829
Gains (losses) included in net income (loss):
Included in interest income	77	66
Gains (losses) included in other comprehensive income	172	5,673
Purchases, sales, issuances and settlements (net)	(1,561)	(1,491)
Ending balance	$34,722	$37,077

8.	Other Assets

Other assets as of March 31, 2013 and December 31, 2012, consisted of the following:

	Mar 31, 2013	Dec 31, 2012
	Unaudited
Receivables and accrued interest	$9,291	$8,713
Prepaid expenses and deposits	1,566	1,798
Mortgage lender reserve accounts	29,319	30,758
Restricted cash	449	413
Amounts held by servicer	894	932
Accrued rental income	32,023	35,144
Debt issuance costs, net	5,408	5,775
Deferred leasing costs, net	4,614	4,699
Investment in statutory trust	930	930
Other	661	398
Total	$85,155	$89,560

Mortgage lender reserve accounts represent cash on deposit with the lender on the Company’s owned properties to fund future debt service or other future property related costs such as taxes and insurance, repairs and maintenance, tenant improvement allowances and other re-tenanting costs.

9.	Debt Obligations

Credit Agreements

Credit Agreement with Wells Fargo Bank, N.A.

During June 2012, the Company entered into a senior secured revolving credit agreement with Wells Fargo Bank, N.A.  The agreement authorizes the Company to borrow up to $100,000 from time to time from Wells Fargo Bank.  This credit agreement is the Company’s primary short-term borrowing facility.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

The agreement is for a three year term scheduled to mature on June 28, 2015, although the Company has an option to extend the term for one additional year subject to the payment of an extension fee and the satisfaction of certain other routine conditions.  The Company is obligated to pay interest on its borrowings pursuant to the agreement at a floating rate of LIBOR plus 275 basis points.  The Company may select a one month, three month or six month interest period for its LIBOR-based borrowings.

The current collateral pool consists of 18 real properties: the 11 Kroger grocery store properties the Company owns located in GA, TN and KY, the two multi-tenant properties the Company owns in Omaha, NE, the property the Company owns in Columbus, OH leased to Abbott Laboratories, the property the Company owns in Bloomington, IN leased to Baxter International, Inc., the property the Company owns in Louisville, KY leased to Michelin North America, Inc., and the two properties the Company owns in Englewood, CO (one leased to Comcast Corporation and the other to Pulte Mortgage LLC).  Advance rates on these properties are generally equal to 60% or 65%, depending on the property, of the lender’s as-is appraised value.  The Company is authorized to add additional real estate properties to the collateral pool over time subject to the lender’s approval of the property, and the Company has done so and expects to continue to do so as it adds additional real estate properties and as mortgage debt matures on properties the Company currently owns.  The Company is also authorized to remove assets provided it repays any associated borrowings at par.

The Company’s borrowings are a recourse obligation, and CapLease has guaranteed all obligations of its various subsidiaries that act as borrowers under the agreement and own the real property that comprises the initial collateral pool.

The Company made various customary representations and warranties and affirmative and negative covenants pursuant to the credit agreement, and agreed to various customary events of defaults.  The Company also agreed to various financial covenants which it will be required to be in compliance with during the term of the credit agreement.  The principal financial covenants are as follows:

•
Maximum Leverage:  The Company’s total indebtedness divided by the capitalized value of its portfolio based on an 8.0% capitalization rate may not exceed 77% initially and declining to 70% over the agreement term.

•
Minimum Fixed Charge Coverage:  The Company’s adjusted EBITDA (as defined in the credit agreement) divided by its fixed charges (basically interest expense, principal payments, net of principal received, and preferred dividends) may not be less than 100% initially increasing to 105% over the agreement term.  For this purpose, EBITDA excludes non-recurring gains and losses and stock-based compensation and is adjusted to remove the impact of straight-line rents.

•
Minimum Debt Yield:  The Company’s total net operating income (as defined in the credit agreement) divided by total liabilities may not be less than 9% initially increasing to 9.75% over the agreement term.  For this purpose, total net operating income includes interest income on the Company’s loans and securities and rental revenues are adjusted to remove the impact of straight-line rents.

•	Minimum Interest Coverage Ratio: The Company’s adjusted EBITDA divided by interest expense may not be less than 140% initially increasing to 150% over the agreement term.

•
Minimum Tangible Net Worth:  The Company’s tangible net worth (basically stockholders’ equity before accumulated depreciation and amortization) may not be less than 85% of such tangible net worth as of June 29, 2012 plus 80% of net proceeds of any future equity issuances.

•
Maximum Dividends:  Cash dividends to CapLease shareholders may not exceed the greater of (i) the amount required to maintain REIT status and avoid the payment of income or excise tax and (ii) 95% of adjusted funds from operations (as defined in the credit agreement).  For this purpose, funds from operations excludes non-recurring gains and losses.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

As of March 31, 2013, the Company was in compliance with the above financial covenants.

Credit Agreement with KeyBank N.A.

During October 2012, the Company entered into a senior secured credit agreement with KeyBank National Association, pursuant to which KeyBank made a $10,000 term loan to the Company.  The proceeds of the term loan were utilized to repay in full and terminate a predecessor senior secured credit agreement with Wells Fargo Bank, N.A., entered into in July 2010.

The credit agreement with KeyBank is for a three year term scheduled to mature on October 12, 2015, although the Company has two successive options to extend the maturity date, in each case for one additional year, subject to the payment of an extension fee and the satisfaction of certain other routine conditions.  The Company is obligated to pay interest on its borrowings pursuant to the agreement at a floating rate of LIBOR plus 300 basis points.  The Company may select a one month, two month or three month interest period for its LIBOR-based borrowings.

The collateral pool consists principally of fully amortizing mortgage notes on various real properties owned by the Company.  Debt service on those notes is funded directly by rent paid by the tenant, and is expected to fully amortize the outstanding principal balance of the KeyBank loan over the loan term.

The Company’s borrowings are a recourse obligation, and CapLease has guaranteed all obligations of its subsidiary that acts as borrower under the agreement and owns the notes that comprise the collateral pool.

The Company made various customary representations and warranties and affirmative and negative covenants pursuant to the credit agreement, and agreed to various customary events of defaults.  The Company also agreed to various financial covenants which it will be required to be in compliance with during the term of the credit agreement.  The financial covenants, as well as the representations and warranties, affirmative and negative covenants, and events of default, closely conform to those included in the Company’s senior secured credit agreement with Wells Fargo described above.

As of March 31, 2013, the Company was in compliance with the financial covenants under the KeyBank credit agreement.

Borrowings and collateral carry values related to the Company’s credit agreements as of March 31, 2013 and December 31, 2012, were as follows:

	At March 31, 2013		At December 31, 2012
	Borrowings	Collateral Carry Value	Borrowings	Collateral Carry Value
	Unaudited	Unaudited
Wells Fargo Bank Credit Agreement
Owned properties	$48,000	$158,332	$58,056	$133,530
KeyBank Credit Agreement
Loans held for investment	1,481	2,236	1,414	2,277
Intercompany mortgage loans on CapLease properties	5,692	8,855	6,410	9,765
Commercial mortgage-backed securities	1,836	3,125	1,776	3,210
Total	$57,009	$172,548	$67,656	$148,782

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

For the quarters ended March 31, 2013 and March 31, 2012, the following interest rates applied with respect to the Company’s credit agreement borrowings:

	For the three months ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Weighted average effective financing rate	4.0%	3.6%
One-Month LIBOR rate	0.20%	0.27%

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

Mortgage Notes on Real Estate Investments

The Company has financed many of its owned real properties with first mortgage debt. The Company’s mortgage notes payable are summarized in the following table:

	Mar 31, 2013		Dec 31, 2012
Property Description	Face Amount of Debt	Carry Value of Debt	Face Amount of Debt	Carry Value of Debt	Coupon	Effective Financing Rate (1)	Maturity Date
	Unaudited	Unaudited
Abbott Laboratories, Waukegan, IL	$13,954	$13,954	$14,056	$14,056	5.11%	5.2%	Aug 2015
Aetna Life Insurance Company, Fresno, CA	16,043	16,043	16,043	16,043	5.63%	5.7%	Dec 2016
Allstate Insurance Company, Charlotte, NC	19,076	19,076	19,156	19,156	5.68%	5.7%	Jan 2016
Allstate Insurance Company, Roanoke, VA	20,309	20,309	20,394	20,394	5.68%	5.8%	Jan 2016
AMEC plc, Houston, TX	15,922	16,207	15,977	16,284	5.85%	5.3%	Apr 2016
Aon Corporation, Glenview, IL	57,025	57,025	57,522	57,522	5.23%	5.8%	Nov 2014
AT&T Services, Inc./MetroPCS Communications, Inc., Richardson, TX	20,463	20,463	20,546	20,546	4.60%	4.8%	Jun 2022
Becton, Dickinson and Company, San Antonio, TX	10,000	10,000	–	–	3.95%	4.2%	Apr 2023
Breinigsville, PA (Nestle); Fort Wayne, IN (Vacant); and Lathrop, CA (Del Monte)	105,287	105,287	105,305	105,305	6.32%	6.8%	Feb 2014
Bunge North America, Inc., Fort Worth, TX	6,262	6,262	6,262	6,262	5.45%	5.6%	May 2017
Cadbury Holdings Limited, Whippany, NJ	31,657	31,657	31,848	31,848	5.26%	5.3%	Mar 2015
Cadbury Holdings Limited, Whippany, NJ	1,098	1,098	1,227	1,227	5.26%	6.5%	Mar 2015
Capital One Financial Corporation, Plano, TX	18,610	18,610	18,767	18,767	5.24%	5.3%	May 2013
Choice Hotels International, Inc., Silver Spring, MD	24,766	24,766	25,189	25,189	5.30%	5.3%	May 2013
Cimarex Energy Company, Tulsa, OK	20,877	20,877	17,688	17,688	LIBOR+300bps (4% floor)	Floats	Jul 2018
Cooper Tire & Rubber Company, Franklin, IN	17,264	17,264	17,355	17,355	5.54%	5.8%	May 2021
County of Yolo, California, Woodland, CA	10,332	10,332	10,332	10,332	5.68%	5.8%	Feb 2017
Crozer-Keystone Health System, Ridley Park, PA	2,583	2,583	2,662	2,662	5.40%	6.0%	Apr 2019
CVS Caremark Corporation, Randolph, MA	7,189	7,189	7,275	7,275	5.40%	6.4%	Jan 2014
Exelis, Inc. (formerly ITT Corporation), Herndon, VA	38,806	38,806	39,014	39,014	5.33%	5.4%	Jun 2015
Exelis, Inc. (formerly ITT Corporation), Herndon, VA	2,033	2,033	2,233	2,233	5.33%	6.4%	Jun 2015
Farmers Group, Inc., Simi Valley, CA	25,620	25,620	25,620	25,620	5.81%	5.9%	Jan 2017
Farmers New World Life Insurance Company, Mercer Island, WA	29,440	29,440	29,538	29,538	5.69%	5.7%	Jan 2016
General Motors Financial Company, Inc., Arlington, TX	25,982	25,810	26,128	25,947	5.28%	5.5%	Sep 2017
Invesco Holding Co. Ltd., Denver, CO	43,700	43,700	43,700	43,700	6.03%	6.1%	Jul 2016
Johnson Controls, Inc., Largo, FL	16,200	16,200	16,200	16,200	5.48%	5.5%	Jan 2017
Koninklijke Ahold, N.V., Levittown, PA	13,525	13,525	13,588	13,588	6.05%	6.1%	Jul 2016
Lowes Companies, Inc., Aliso Viejo, CA	40,513	40,513	40,681	40,681	5.10%	5.4%	Jul 2015
Lowes Companies, Inc., New Orleans, LA	8,260	8,856	8,330	8,938	5.57%	4.8%	Aug 2030
Lowes Companies, Inc., New Orleans, LA	7,390	7,782	7,454	7,854	5.32%	4.7%	Aug 2030
Lowes Companies, Inc., New Orleans, LA	416	458	420	462	5.93%	4.8%	Aug 2030
Omnicom Group, Inc., Irving, TX	12,057	12,057	12,144	12,144	5.24%	5.3%	May 2013
Pearson Plc., Lawrence, KS	15,346	15,346	15,404	15,404	5.84%	6.0%	May 2016
Praxair, Inc., The Woodlands, TX	22,440	22,440	22,440	22,440	3.70%	3.9%	Aug 2022
Tiffany & Co., Parsippany, NJ	56,428	56,428	56,655	56,655	5.33%	5.3%	Oct 2015
Time Warner Cable Enterprises LLC, Milwaukee, WI	17,500	17,500	17,500	17,500	5.55%	5.6%	Dec 2016
Time Warner Cable Enterprises LLC, Milwaukee, WI	1,934	1,934	1,991	1,991	6.18%	6.8%	Dec 2016
Time Warner Cable Enterprises LLC, Milwaukee, WI	1,761	1,761	1,910	1,910	5.83%	6.8%	Dec 2015
TJX Companies, Inc., Philadelphia, PA	67,913	67,913	68,118	68,118	5.57%	5.6%	Mar 2016
T-Mobile USA, Inc., Nashville, TN	10,414	10,414	10,456	10,456	5.59%	5.7%	Dec 2016
United States Government (DEA), Birmingham, AL	10,704	10,704	10,751	10,751	5.23%	5.4%	Sep 2015
United States Government (EPA), Kansas City, KS	17,898	17,898	18,180	18,180	3.23%	3.8%	Mar 2023
United States Government (FBI), Albany, NY	10,137	10,137	10,137	10,137	5.50%	5.7%	Nov 2016
United States Government (FBI), Birmingham, AL	17,868	17,868	17,946	17,946	5.23%	5.3%	Sep 2015
United States Government (NIH), N. Bethesda, MD	55,847	55,847	56,281	56,281	5.32%	5.6%	Sep 2015
United States Government (SSA), Austin, TX	5,112	5,112	5,134	5,134	5.23%	5.5%	Sep 2015
United States Government (VA), Ponce, PR	3,185	3,239	3,367	3,428	7.30%	6.4%	Apr 2016
Walgreen Co., Portsmouth, VA	2,260	2,340	2,306	2,390	7.20%	6.2%	Jul 2018
WorleyParsons Limited, Houston, TX	19,525	19,525	19,525	19,525	4.00%	4.3%	Jan 2023
Total	$1,018,931	$1,020,207	$1,010,754	$1,012,075

(1)	The effective financing rate is the Company’s approximate borrowing cost, including the effect of hedge gains or losses and other deferred financing costs associated with the related borrowing.

During August 2012, the Company extended the mortgage debt on the Breinigsville, PA, Lathrop, CA and Fort Wayne, IN properties for up to five years inclusive of one 18-month extension option and two one year extension options.  The face amount of the note and the note coupon of 6.32% were not modified by the extension.  Pursuant to the extension option provisions of the note, the Company may not extend the loan maturity date beyond August 2015 unless it has fully leased the Fort Wayne, IN property.  The extension option rights if exercised also require the Company to make the following principal payments on the note:

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

•	$7,500 during the first extension option term;

•	$7,500 during the second extension option term; and

•	$5,000 during the third extension option term.

Since the terms of the extended loan are deemed for financial accounting purposes to be not substantially different to the original loan, the Company accounted for the extension as a modification on its financial statements.  See “Deferred Fees and Costs” under Note 2 above.  Total transaction costs incurred in connection with the extension were $1,626, including $710 of fees paid to the lender to obtain the extension and expenses paid on the lender’s behalf which were added to debt issuance costs for the loan and increase the Company’s effective financing rate of the loan.  The remaining $916 of advisory costs related to the extension were charged to earnings during the quarter ended September 30, 2012.

The mortgage notes in the above table are non-recourse to the Company subject to limited non-recourse exceptions and are secured by the respective properties and an assignment of the relevant leases on the properties. See Note 3 regarding the separate and distinct nature of the Company’s SPEs. The Company’s book value before accumulated depreciation and amortization on owned properties encumbered with mortgage debt aggregated $1,650,234 at March 31, 2013, and $1,627,788 at December 31, 2012.

The Company has classified its loan agreement related to the Tulsa, OK development project for Cimarex Energy Co. as a component of “Mortgages on real estate investments” on the Company’s Consolidated Balance Sheet.  The Company entered into the loan agreement with Bank of Oklahoma during July 2011, to provide construction financing of approximately one-half of the project costs related to the development of the property.  Pursuant to the agreement, Bank of Oklahoma agreed to fund up to $24,000 of project costs beginning after the Company funded an aggregate of $24,000 to the project.  The Company has fully funded its $24,000 commitment and began drawing on the loan from Bank of Oklahoma during the year ended December 31, 2012.  During the construction period, interest only will be payable by the Company to the lender each month at a rate equal to the prevailing one month LIBOR rate plus 300 basis points (subject to a 4.00% floor).  As of March 31, 2013, the Company had drawn $20,877 under the loan agreement with Bank of Oklahoma.  For the quarter ended March 31, 2013, the weighted average effective financing rate on the loan agreement with Bank of Oklahoma was 4.5%.

Upon final completion of the project, the construction loan will automatically convert to a floating rate term loan of up to $31,000 bearing interest calculated monthly at a rate equal to the one month LIBOR rate plus 275 basis points and maturing in July 2018.  During the second quarter of 2013, the Company expects to enter into a swap agreement with Bank of Oklahoma swapping the Company’s obligation to make floating rate payments during the five year term loan period in exchange for an obligation to make fixed rate payments at 290 basis points above the five year benchmark swap rate.  During the term loan period, in addition to monthly payments of interest, principal will also be payable by the Company to the lender based on a 25-year amortization period.   Subject to customary non-recourse exceptions, the lender’s recourse in the event of a default of the loan is limited to the property and the other assets of the Company’s joint venture entity that owns the property.

Secured Term Loan

During December 2007, the Company completed a secured term loan with KBC Bank, N.V. The Company transferred a pool of assets into a wholly-owned special purpose entity, called CapLease 2007-STL LLC, and issued debt to the lender secured by the assets in the pool. The Company retained all of the equity in the special purpose entity and, therefore, is entitled to all residual cash after the payment of scheduled principal and interest on the debt. The lender’s debt is structured to be senior to the Company’s equity.  For example, all principal payments on the assets transferred to the SPE will be paid to the lender until the secured term loan is repaid in full.  The Company is in a first loss position in the event of a payment default or loss on any of the SPE assets.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

The interest coupon on the loan is fixed at 5.81% annually until the loan matures in January 2018. The Company’s effective financing rate on the loan is approximately 6.0% annually (inclusive of hedge and closing costs). The loan is non-recourse to the Company, subject to limited non-recourse exceptions.

Amounts related to the secured term loan as of March 31, 2013, were as follows:

		Collateral
	Borrowings	Carry Value
Loans held for investment	$15,001	$21,787
Intercompany mortgage loans on CapLease properties	14,932	26,684
Commercial mortgage-backed securities	36,552	47,437
Total	$66,485	$95,908

Convertible Senior Notes

During October 2007, CapLease issued $75,000 principal amount of 7.50% convertible senior notes due 2027. As of March 31, 2013, CapLease had $19,210 principal amount of convertible senior notes outstanding.  The notes represent general unsecured recourse obligations of CapLease and rank equally in right of payment with all of its other existing and future obligations that are unsecured and unsubordinated.

The notes are scheduled to mature on October 1, 2027, unless earlier converted, redeemed or repurchased. Holders were entitled to require CapLease to repurchase their notes, in whole or in part, on October 1, 2012 (the “initial put date”), for a cash price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest, and remaining note holders may require CapLease to repurchase their notes on subsequent put dates of October 1, 2017 and October 1, 2022, at the same price.

CapLease has the right to redeem the notes in whole or in part, for cash at any time or from time to time. The redemption price will be 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest.

The Company recorded interest expense on the convertible senior notes for the three months ended March 31, 2013 and March 31, 2012 as follows:

	For the three months ended March 31,
	2013	2012
Interest expense paid or accrued at stated interest rate of 7.5%	$359	$657
Convertible senior notes issuance costs expensed as a component of interest expense	-	54
Interest expense at the nonconvertible debt incremental borrowing rate of 2.5%	-	156
Total convertible senior notes interest expense	$359	$867

For financial accounting purposes and because the notes may be converted into equity in the future, the Company was required to bifurcate the proceeds from the original issuance of the notes between a liability component and an equity component and record interest expense on the liability component at the Company’s estimated nonconvertible debt borrowing rate on the date of issue.  The liability component was initially recorded at a discount from the principal amount of the notes and was subsequently accreted back to the principal amount over the expected useful life of the notes as interest expense at the estimated nonconvertible debt borrowing rate was recorded.  As of the initial put date of October 1, 2012, the liability component of the notes had accreted back to the full principal amount of the notes and, therefore, during the quarter ended March 31, 2013, the Company was no longer recording interest expense beyond the stated interest rate on the notes.  For the quarter ended March 31, 2012, the Company’s estimated nonconvertible debt borrowing rate for financial accounting purposes was 10.2%.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

The carry value of the equity component of the convertible senior notes was $6,189 at each of March 31, 2013 and December 31, 2012, and is included as a component of “Additional paid in capital” on the Company’s Consolidated Balance Sheet.

The holders may convert their notes into cash, shares of CapLease common stock, or any combination thereof, at CapLease’s option, under certain circumstances, including in connection with certain change of control events defined in the note indenture (each, a “change of control”) or a transaction that results in CapLease’s common stock or other securities into which the notes are convertible not being approved for listing on a U.S. national securities exchange (a “termination of trading”). Upon conversion, if CapLease does not elect otherwise, it will settle its conversion obligation in shares of its common stock.

The initial conversion rate for each $1 principal amount of notes is 88.3704 shares of CapLease’s common stock, which is equivalent to an initial conversion price of approximately $11.32 per share. As of March 31, 2013, the if-converted value of the convertible senior notes is less than the principal amount of the notes. The initial conversion rate will be adjusted for certain events, including in the event CapLease makes any quarterly cash dividend in excess of $0.20 per share.

Trust Preferred Securities

In December 2005, the Operating Partnership issued $30,000 in aggregate principal amount of fixed/floating rate preferred securities through its wholly-owned subsidiary, Caplease Statutory Trust I. The trust preferred securities represent an unsecured subordinated recourse debt obligation of the Company and require quarterly interest payments calculated at a fixed interest rate equal to 7.68% per annum through January 30, 2016, and subsequently at a variable interest rate equal to LIBOR plus 2.60% per annum. The securities must be redeemed on January 30, 2036, and may be redeemed, in whole or in part, at par, at the Company’s option, at any time. The Company’s effective financing rate on the trust preferred securities, inclusive of deferred issuance costs, is approximately 7.7% per annum.

Scheduled Principal Payments on Debt Obligations

Scheduled principal amortization and balloon payments for all of the Company’s outstanding debt obligations as of March 31, 2013, for the next five years and thereafter are as follows:

	Scheduled Amortization	Balloon Payments	Total
9 months ending December 31, 2013	$23,582	$54,984	$78,566
2014	34,519	165,666	200,185
2015	28,326	305,373	333,699
2016	18,305	272,614	290,920
2017	12,630	100,721	113,350
Thereafter	33,118	142,727	175,846
Total	$150,480	$1,042,085	$1,192,565

During April 2013, the Company prepaid the full amount of balloon payments due during the 9 months ending December 31, 2013.

10.	Gain (loss) on extinguishment of debt

The Company had no gain or loss on extinguishment of debt during the quarter ended March 31, 2013.

Gain on extinguishment of debt during the quarter ended March 31, 2012, comprised net gain of $2,012 on the refinancing of the mortgage debt on the property owned in Kansas City, KS (leased to the United States Government (EPA)) and the repayment of the outstanding mortgage debt on the properties owned in Columbus, OH (leased to Abbott Laboratories) and Bloomington, IN (leased to Baxter International, Inc.).  The net gains were driven primarily by gain of $2,392 on the reversal of the remaining unamortized balance of the fair value adjustment on the assumed debt repaid on the EPA property, and losses of $196 from the charge-off of deferred hedge and other costs associated with the debt repaid on all three properties.  The net gain is included as a component of “Other gains (losses)” under the caption “Gain (loss) on extinguishment of debt, net” in the Company’s Consolidated Statements of Operations.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

11.	Accounts payable and other liabilities

Accounts payable and other liabilities as of March 31, 2013 and December 31, 2012 consisted of the following:

	Mar 31, 2013	Dec 31, 2012
	Unaudited
Accounts payable and other liabilities	$13,163	$13,045
Accrued interest	4,875	4,499
Accrued expenses	3,157	5,460
Unearned rental income	4,099	4,922
Total	$25,294	$27,926

12.	Risk Management Transactions

As part of its financing strategy, the Company may use interest rate swap transactions to manage its exposure to changes in interest rates associated with its present or expected future debt obligations. During the first three months of 2013 and all of 2012, the Company had no open interest rate swap positions.

As of March 31, 2013, the Company had $1,012 of net realized losses on derivatives deferred on the Company’s Consolidated Balance Sheet as a component of Accumulated Other Comprehensive Income (Loss) related to prior interest rate swaps for certain of the Company’s long-term debt issuances. Within the next twelve months, the Company estimates that $533 of realized losses on derivatives will be reclassified to the Company's Consolidated Statements of Operations as additional interest expense.

The Company classifies the cash flows from derivatives as a financing activity on the Consolidated Statements of Cash Flows.

13.	Commitments and Contingencies

The Company is committed to fund $21,698 of project costs related to the Ashland, VA development project described at Note 3 above.  As of March 31, 2013, the Company had funded $15,005 of such commitment.

The Company is involved from time to time in litigation arising in the ordinary course of business.  The Company is not currently involved in any matter which management believes will have a material adverse effect on the Company’s business, results of operations or financial condition.  However, periodic settlements and/or professional or other fees and expenses related to any matter could have an adverse impact on our results of operations in the quarterly or annual period in which they are recognized.

As an owner of commercial real estate, the Company is subject to potential environmental costs.  At March 31, 2013, the Company was not aware of any environmental concerns that would have a material adverse effect on the Company’s business, results of operations or financial condition.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

14.	Stockholders’ Equity

Authorized Capital Stock; Issued and Outstanding Capital Stock

CapLease’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.  As of March 31, 2013, CapLease had issued and outstanding 79,454,301 shares of common stock, 2,647,000 shares of 8.125% Series A cumulative redeemable preferred stock, 2,941,073 shares of 8.375% Series B cumulative redeemable preferred stock, and 1,700,000 shares of 7.25% Series C cumulative redeemable preferred stock.  The terms of the Company’s three series of preferred stock are described in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Stock Issuances During Periods Presented

During the quarter ended March 31, 2013, CapLease issued an aggregate of 5,668,088 shares of common stock through its “at the market offering” program with Cantor Fitzgerald, at an average price of $5.89 per share, and for aggregate net proceeds of $32,695.  The Company used the proceeds to repay the mortgage debt obligations that were prepaid during April 2013.  See Note 9.  During the quarter ended March 31, 2012, CapLease did not issue any shares of common stock or preferred stock through its “at the market offering” program.

CapLease did not issue any shares of common stock through its dividend reinvestment and stock purchase plan during the quarters ended March 31, 2013 or March 31, 2012.  During the quarter ended March 31, 2013, CapLease determined to suspend its dividend reinvestment and stock purchase plan, as a result of the limited use of the plan in recent years by the Company and its stockholders.

During March 2013, CapLease made restricted stock and performance unit awards representing an aggregate of 443,900 shares of common stock (assuming payout of the performance units at the target level) to its executive officers, other employees and directors pursuant to the Company’s stock incentive plan.  During March 2012, CapLease made restricted stock awards representing an aggregate of 497,700 shares of common stock to its executive officers, other employees and directors pursuant to the Company’s stock incentive plan. As of March 31, 2013, the Company had made awards aggregating 4,686,905 shares of common stock under the stock plan, all in the form of restricted stock awards and performance share units to executive officers, other employees and directors of the Company (see Note 15 below).

During the quarter ended March 31, 2013, CapLease issued 1,700,000 shares of 7.25% Series C cumulative redeemable preferred stock.  The Company received aggregate net proceeds in the offerings of $39,702, after the underwriting discount and estimated offering expenses.  The net proceeds from the offerings were utilized to redeem a portion of the outstanding shares of the Company’s 8.125% Series A preferred stock, 800,182 shares of which were redeemed during February and 815,000 shares of which were redeemed during April.

Share Repurchase Programs

During August 2011, the Company announced that its Board of Directors has approved a share repurchase program authorizing the Company to repurchase in the aggregate up to $20,000 of its outstanding common stock. In addition, during January 2013, the Company announced that its Board of Directors has approved a share repurchase program authorizing the Company to repurchase the full amount of its outstanding 8.125% Series A preferred stock.  The programs permit the Company to purchase shares through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws. They do not obligate the Company to make any repurchases at any specific time or situation. The timing and extent to which the Company repurchases its shares will depend upon a variety of factors, including market conditions, the Company’s liquidity, and regulatory requirements.

The Company did not make any common stock repurchases through the above program during the quarter ended March 31, 2013.  As of March 31, 2013, the Company had remaining authorization to repurchase up to $13,264 through the above program.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

As disclosed above, the Company made repurchases of 800,182 shares of 8.125% Series A preferred stock during the quarter ended March 31, 2013, and repurchases of another 815,000 shares of 8.125% Series A preferred stock during April 2013.

  During December 2012, the compensation committee of the Board of Directors of CapLease adopted resolutions authorizing employees of the Company to surrender shares of common stock to the Company to satisfy tax withholding obligations in connection with the vesting of restricted stock awards and performance share units awarded under the Company’s stock incentive plan.  During March 2013, various employees of the Company surrendered an aggregate of 186,832 shares at a price of $6.12 per share in accordance with the foregoing program.

Dividends

The following table summarizes the dividend history on shares of CapLease common stock for the periods indicated.

Quarter Ended	Record Date	Payment Date	Dividend Per Share	Total Amount
12/31/2011	12/30/2011	1/17/2012	$0.065	4,308
3/31/2012	4/2/2012	4/16/2012	0.065	4,340
6/30/2012	6/29/2012	7/16/2012	0.065	4,340
9/30/2012	9/28/2012	10/15/2012	0.070	4,674
12/31/2012	12/31/2012	1/15/2013	0.075	5,524
3/31/2013	4/4/2013	4/15/2013	0.0775	6,158

The following table summarizes the dividend history on shares of CapLease Series A preferred stock for the periods indicated.

Quarter Ended	Record Date	Payment Date	Dividend Per Share	Total Amount
12/31/2011	12/30/2011	1/17/2012	$0.5078125	1,627
3/31/2012	4/2/2012	4/16/2012	0.5078125	1,627
6/30/2012	6/29/2012	7/16/2012	0.5078125	1,627
9/30/2012	9/28/2012	10/15/2012	0.5078125	1,727
12/31/2012	12/31/2012	1/15/2013	0.5078125	1,751
3/31/2013	4/4/2013	4/15/2013	0.5078125	930

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

The following table summarizes the dividend history on shares of CapLease Series B preferred stock for the periods indicated.

Quarter Ended	Record Date	Payment Date	Dividend Per Share	Total Amount
6/30/2012	6/29/2012	7/16/2012	$0.5001740	$1,000
9/30/2012	9/28/2012	10/15/2012	0.5234375	1,121
12/31/2012	12/31/2012	1/15/2013	0.5234375	1,539
3/31/2013	4/4/2013	4/15/2013	0.5234375	1,539

The following table summarizes the dividend history on shares of CapLease Series C preferred stock for the periods indicated.

Quarter Ended	Record Date	Payment Date	Dividend Per Share	Total Amount
3/31/2013	4/4/2013	4/15/2013	$0.4027778	$685

15.	Stock Based Compensation

The Company adopted a stock incentive plan for its employees and directors during March 2004 in connection with its initial public offering.  5,123,000 shares of common stock are authorized for issuance under the stock plan.  As of March 31, 2013, the Company had made awards aggregating 4,686,905 shares of common stock under the stock plan, all in the form of restricted stock awards and performance share units to executive officers, other employees and directors of the Company.  As of March 31, 2013, the Company had not awarded any options or stock appreciation rights under the stock plan.  The Company’s Board of Directors has approved amendments to the stock incentive plan which would, among other things, increase by 3,100,000 shares, to 8,223,000 shares, the number of shares authorized for issuance under the plan.  The proposed amendments to the stock incentive plan will be presented to the Company’s common stockholders for approval at the Company’s annual meeting of stockholders to be held on June 12, 2013.

A summary of the Company’s activity under the stock plan from January 1, 2012 through the three months ended March 31, 2013, is presented below:

	Number of Shares
Stock Based Awards at January 1, 2012	3,751,575
Restricted Stock Awards Granted During the Year Ended December 31, 2012	497,700	(1)
Restricted Stock Awards Forfeited During the Year Ended December 31, 2012	(6,270)
Stock Based Awards at January 1, 2013	4,243,005
Restricted Stock Awards Granted During the Period Ended March 31, 2013	315,000	(2)
Performance Share Units Granted During the Period Ended March 31, 2013	128,900	(3)
Stock Awards at March 31, 2013	4,686,905

(1)
Shares are scheduled to vest between March 2013 and March 2015, but will generally be forfeited if the recipient either terminates his employment with the Company or ceases to be a member of CapLease’s Board of Directors at any time prior to the vesting date.  Vesting of an aggregate of 262,725 shares is also subject to satisfaction of objective and subjective performance criteria, to be determined by CapLease’s Compensation Committee.

(2)
Shares are scheduled to vest between March 2014 and March 2016, but will generally be forfeited if the recipient either terminates his employment with the Company or ceases to be a member of CapLease’s Board of Directors at any time prior to the vesting date.

(3)
Performance share units are tied to the target number of shares of common stock listed and are scheduled to cliff vest after a three year performance period if performance objectives are achieved.  Any actual payout of shares is dependent entirely upon the relative total shareholder return of the Company compared against a peer group over the performance period.  Payout will not occur until the end of the performance period and will range from 0% to 200% of the target number of shares, with payout beginning at 50% of the target number of shares at total shareholder return of the Company at the 25th percentile of the peer group.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

A summary of the status of restricted stock awards and performance share units from January 1, 2012 through the three months ended March 31, 2013, is presented below:

	Shares Awarded Under Plan		Shares Priced Under GAAP	Weighted Average Fair Value
Nonvested at January 1, 2012	1,606,017		1,081,617	$4.91
Current period restricted stock awards	497,700		322,550	4.08
Prior period restricted stock awards	N/A		257,760	4.08
Vested - previously restricted stock awards	(577,757)	(1)	(577,757)	5.26
Forfeited - previously restricted stock awards	(6,270)		(6,270)	5.80
Nonvested at January 1, 2013	1,519,690		1,077,900	4.26
Current period restricted stock awards	315,000		315,000	6.12
Prior period restricted stock awards	N/A		305,990	6.12
Current period performance share units	128,900		128,900	8.36
Vested - previously restricted stock awards	(697,406)	(2)	(697,406)	4.35
Nonvested at March 31, 2013	1,266,184		1,130,384	5.69

(1)	Includes 231,288 shares vested as a result of performance criteria being satisfied.
(2)	Includes 396,885 shares vested as a result of performance criteria being satisfied.

For restricted stock awards, the Company uses the closing stock price on the grant date as its estimate of the fair value of the award.  For performance share units which the CapLease Compensation Committee awarded for the first time during the quarter ended March 31, 2013, the Company uses a Monte Carlo simulation analysis to estimate the fair value of the award.

The Company has made certain of the restricted stock awards with vesting dependent upon satisfaction of performance criteria to be determined in the future.  For such awards, applicable accounting guidance provides that despite the award having been granted, it is not valued for financial accounting purposes and expense related thereto does not commence until performance criteria have been established.  “Prior period restricted stock awards” in the above table represent restricted stock awards made in a prior period but which have been valued for financial accounting purposes in the current period when the CapLease Compensation Committee determined the performance criteria.

As of March 31, 2013, the Company had $6,366 of restricted stock awards and performance share units (fair value at the grant dates) expected to be charged to the Company’s Consolidated Statements of Operations ratably over the remaining vesting period (through March 2016) assuming vesting criteria are satisfied.  In addition, as of March 31, 2013, the Company has not yet commenced expense accrual related to the following number of restricted stock awards because the applicable performance criteria have not yet been determined:  48,225 shares of restricted stock awarded in 2010, and 87,575 shares of restricted stock awarded in 2012.

16.	Other Comprehensive Income (Loss)

Comprehensive income (loss) is defined under GAAP as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners, and is presented in the Company’s Consolidated Statements of Comprehensive Income (Loss). For the Company’s purposes, comprehensive income (loss) represents net income (loss) before non-controlling interest in consolidated subsidiaries, as presented in the Company’s Consolidated Statements of Operations, adjusted for unrealized gains or losses on securities available for sale and amortization of unrealized losses on securities previously classified as available for sale, and amortization of realized losses on derivatives reclassified into interest expense.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

GAAP also divides comprehensive income (loss) into “net income (loss)” and “other comprehensive income (loss).” Other comprehensive income (loss) is defined as revenues, expenses, gains and losses that under GAAP are included in comprehensive income (loss) but excluded from net income (loss). Other comprehensive income (loss) is a component of Stockholders’ Equity and is shown on the Company’s Consolidated Statements of Changes in Equity (fourth column). The following table summarizes the Company’s Accumulated Other Comprehensive Income (Loss) as reported on the Consolidated Statements of Changes in Equity.

	Mar 31, 2013	Dec 31, 2012
	Unaudited
Net unrealized gains on securities available for sale	$613	$480
Net realized losses on derivatives	(1,012)	(1,146)
Accumulated other comprehensive loss	$(399)	$(666)

17.	Non-Controlling Interests

During June 2006, CapLease’s Operating Partnership issued 263,157 units of limited partnership to an unaffiliated third party. All of these units were issued as partial consideration for the Company’s acquisition of a real property in June 2006 from the third party. During June 2008, the units of limited partnership became redeemable by the holder, at its option, on the basis of one unit for either one share of CapLease common stock or cash equal to the fair market value of a share of common stock at the time of the redemption. The units of limited partnership do not have a liquidation preference. During September 2008, the holder redeemed 107,131 units for the same number of shares of CapLease common stock. As of March 31, 2013, the Operating Partnership had issued and outstanding 156,026 units of limited partnership.

Cash distributions by the Operating Partnership are paid in the following priority: first, to the non-controlling interest holders until such holders receive the amount they would have received if the holders’ units of limited partnership interest were converted to an equal number of shares of CapLease common stock, and then, to CapLease. As a result, since July 2006, at the same time CapLease has paid a cash dividend to its common stockholders, the non-controlling interest holders have been paid a cash dividend of the same amount per limited partnership unit.

18.	Rental Income

The Company is the landlord to tenants under operating leases with expiration dates ranging from 2013 to 2030. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants pay for or reimburse the Company for the occupancy and operating costs of the properties, or in certain cases reimburse the Company for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases in effect at March 31, 2013, are as follows:

9 months ending December 31, 2013	$98,089
2014	128,625
2015	126,519
2016	117,128
2017	93,276
Thereafter	326,758
Total	$890,395

19.	Segment Reporting

FASB ASC 280 establishes the manner in which public businesses report information about operating segments in annual and interim financial reports issued to stockholders. FASB ASC 280 defines a segment as a component of an enterprise about which separate financial information is available and that is evaluated regularly to allocate resources and assess performance.

CapLease, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts; totals may not add due to rounding)

March 31, 2013 (unaudited)

In prior financial statement reports, the Company has presented financial information for two separate segments: operating real estate (including its investments in owned properties) and debt investments (including its loan investments as well as its investment in securities). The Company now conducts its business through a single operating segment. The Company’s debt investments business no longer qualifies as a separate operating segment under FASB ASC 280, for a variety of reasons, such as because separate financial information for that business is not evaluated regularly to allocate resources and assess performance. Further, the Company’s total revenues from the debt investments segment have declined from 16.7% during 2010, to 11.6% during 2011, to 4.6% during 2012, while total assets comprising the debt investments segment have declined from 19.2% at December 31, 2010, to 5.7% at December 31, 2011, to 5.2% at December 31, 2012. Therefore, the Company no longer intends to report business activities for its debt investments business as a separate operating segment, and segment data will no longer be reported in the Company’s Consolidated Financial Statements.

20.	Subsequent Events

Issuances of Common Stock

During April 2013, CapLease issued an aggregate of 766,303 shares of common stock through its “at the market offering” program with Cantor Fitzgerald, at an average price of $6.30 per share and for aggregate net proceeds of $4,730.  The Company used the proceeds to repay the mortgage debt obligations that were prepaid during April 2013.

Also during April 2013, CapLease issued 8,625,000 shares of common stock in a public offering at a price to the public of $5.97 per share, and raised net proceeds of $49,074, after the underwriting discount and estimated offering expenses.  The Company used $17,926 of the proceeds to repay the mortgage debt obligations that were prepaid during April 2013, and expects to use the remaining proceeds for general corporate purposes, which are primarily expected to include funding future real estate investments.

Agreements to Purchase Real Property

During April 2013, the Company entered into a purchase and sale agreement to acquire an office property located in the Northeastern United States for a purchase price of $49,650.  Subject to various customary closing conditions, the purchase of the property is expected to close during the second quarter of 2013.

During May 2013, the Company entered into a purchase and sale agreement to acquire an office property located in the Midwestern United States for a purchase price of $43,900.  The purchase of the property is expected to close during the end of the second or beginning of the third quarter of 2013, subject to satisfactory completion of the Company’s due diligence and various customary closing conditions.

Amendment to Revolving Credit Agreement with Wells Fargo Bank, N.A.

During April 2013, the Company entered into a first amendment to its senior secured revolving credit agreement with Wells Fargo Bank.  The amendment added an accordion feature to the agreement, which permits the Company to request increases from time to time in the amount it may borrow under the agreement to up to $200,000.  Any increase in the Company’s borrowing capacity under the agreement is subject to various conditions, including obtaining lender commitments for the increase requested.